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                       [LETTERHEAD OF LITTON CORPORATE]



                            FOR IMMEDIATE RELEASE




JUDGE DECLINES TO ENTER
$1.2 BILLION JURY AWARD TO LITTON


        WOODLAND HILLS, CA, Jan. 9 -- U.S. District Court Judge Mariana Pfaelzer declined to enter a jury verdict rendered in August 1993 in favor of Litton in the amount of $1.2 billion in Los Angeles today. The jury earlier found that Honeywell had willfully interfered with Litton's prospective business and an agreement with a Litton licensee, and had willfully infringed a Litton patent relating to the manufacture and production of precision ring laser gyro navigation and guidance systems. In declining to enter the jury's verdict, Judge Pfaelzer found Litton's patent to be invalid.

        John M. Leonis, president and chief executive officer of Litton, stated "We are disappointed that the judge disregarded the jury's verdict in this matter. Litton believes the Court is in error in its findings and we will be reviewing the Court's action and anticipate filing an appeal in the U.S. Court of Appeals for the Federal Circuit. Litton has invested significant funds in the development and production of this technology. We will continue to pursue vigorously all available avenues of protecting our investment. In addition to this patent infringement and related litigation, Litton has brought an antitrust action against Honeywell which is scheduled to be heard in November 1995."
        Litton is a leader in worldwide technology markets for advanced electronic and defense systems, and a major designer and builder of surface combatant ships for the U.S. Navy and allied nations.

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1/9/95                                                                 4330